Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August 17, 2017

Cheniere Energy Partners, L.P.

700 Milam Street, Suite 1900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Partnership’s registration statement on Form S-3 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time by the selling unitholders named in the Registration Statement (the “Selling Unitholders”) of up to 202,450,687 common units representing limited partner interests in the Partnership (the “Common Units”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Common Units.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Limited Partnership of the Partnership, the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Limited Liability Company Act of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

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Based upon and subject to the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Common Units have been duly authorized by all necessary limited partnership action of the Partnership.

2. The Common Units have been validly issued and the Selling Unitholders will have no obligation to make further payments for the purchase of such Common Units or contributions to the Partnership solely by reason of their ownership of such Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours, /s/ Andrews Kurth Kenyon LLP